                                                                   EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Orion Pictures Corporation

  We consent to the inclusion of our report dated March 31, 1997, with respect to the consolidated balance sheet of Orion Pictures Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for the year then ended, which report appears in the Amendment No. 2 to Form S-1 of Metro-Goldwyn-Mayer, Inc. dated November 7, 1997 and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.


                                          KPMG Peat Marwick LLP

Los Angeles, California
November 7, 1997